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                                                                    EXHIBIT 23.1





                       Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-82578) pertaining to the Jefferson Smurfit Corporation Savings Plan, the Jefferson Smurfit Corporation Hourly Savings Plan, the Smurfit Packaging Corporation Savings Plan and the Stone Container Corporation Deferred Income Savings Plan of our reports dated June 18, 1999, with respect to the financial statements and schedules of Jefferson Smurfit Corporation Savings Plan, the Jefferson Smurfit Corporation Hourly Savings Plan, the Smurfit Packaging Corporation Savings Plan and the Stone Container Corporation Deferred Income Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1998.

                                                           /s/ Ernst & Young LLP
St. Louis, Missouri
June 23, 1999